Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES D JUNIOR PARTICIPATING PREFERRED STOCK

OF

WABASH NATIONAL CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Wabash National Corporation.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series D Junior Participating Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation (the “Board”) pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL.

4. The Board has adopted the following resolution:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board by the provisions of the Amended and Restated Certificate of Incorporation and by Section 151(g) of the DGCL, effective upon the Final Expiration Date (as defined in the Amendment to the Rights Agreement) the Board hereby eliminates the Series D Junior Participating Preferred Stock authorized by the Corporation, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Designation with respect to such Series D Junior Participating Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the Proper Officers of the Corporation be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series D Junior Participating Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolutions.

5. The effective time of this certificate shall be 5:01 p.m. Eastern Time on March 30, 2015.

Signed on March 30, 2015

/s/ Erin J. Roth
Erin J. Roth
Senior Vice President, General Counsel & Secretary